Exhibit 99.1

East West Ave Acquisition Corp. Announces the Separate Trading of its Common Stock and Rights, Commencing on August 14, 2026

New York, August 11, 2026 (GLOBE NEWSWIRE) – East West Ave Acquisition Corp. (the “Company”) (Nasdaq: EWAV), a blank check company, today announced that, commencing on August 14, 2026, holders of 10,000,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the common stock and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “EWAVU.” Any underlying common stock and rights that are separated will trade on the NASDAQ under the symbols “EWAV,” and “EWAVR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, VStock Transfer LLC, in order to separate the holders’ Units into common stock, and rights.

The Units were initially offered by the Company in an underwritten offering. D. Boral Capital LLC acted as the sole book-running manager for the offering. A registration statement on Form S-1 (File No. 333- 295205) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 13, 2026. The Offering was made only by means of a prospectus, copies of which may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at +1 (212) 970-5150, by email at dbccapitalmarkets@dboralcapital.com, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About East West Ave Acquisition Corp.

East West Ave Acquisition Corp. is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s target search will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement, preliminary prospectus and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

East West Ave Acquisition Corp.

Maoli (Molly) Huang

Chief Executive Officer

ir@eastwestave.com